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                                                                      Exhibit 12


Liberty Media Corporation
Calculation of Ratio of Earnings to Fixed Charges
(dollars in millions)
(unaudited)


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                                                      Two
                                        10 Mos       Months                              Year Ended December 31,
                                        Ended        Ended      --------------------------------------------------------------------
                                     12/31/1999    2/28/1999        1998              1997                 1996               1995
                                    ------------------------------------------------------------------------------------------------
Earnings (losses) before
 income taxes.....................   $   (3,072)         141      1,083               (645)               1,174               (100)

Add:

Interest on debt..................          311           38        178                 71                   58                 61
Interest portion of rentals.......           13            2         11                  9                   13                 22
Amortization of debt expense......            2            1          5                  3                    1                  -
Distributions from and losses of
 less than 50%-owned affiliates
 with debt not guaranteed by
 Liberty..........................          183           31        876                723                  310                195
Minority interest in earnings/
 (losses) of consolidated
 subsidiaries.....................           92           (3)       (13)                10                  (18)               142
                                    ------------------------------------------------------------------------------------------------
Earnings available for fixed
 charges..........................  $    (2,471)         210       2,140               171                1,538                320
                                    ================================================================================================


Fixed charges:

Interest on debt:
LMC and consolidated
 subsidiaries.....................          288           26         104                40                   53                 34
Less than 50%-owned affiliates
 with debt guaranteed by
 Liberty.........................            22            3          16                11                    1                  2
Liberty's proportionate share of
 interest of 50%-owned
 affiliates.......................            1            9          58                20                    4                 25
                                    ------------------------------------------------------------------------------------------------
   Total interest on debt.........          311           38         178                71                   58                 61

Interest portion on rentals.......           13            2          11                 9                   13                 22
Amortization of debt expense......            2            1           5                 3                    1                  -
Capitalized interest..............            -            -           -                 -                    -                  -
                                    ------------------------------------------------------------------------------------------------
Total fixed charges...............  $       326           41         194                83                   72                 83
                                    ================================================================================================

Ratio of earnings to fixed
 charges..........................            -         5.12       11.03              2.06                21.36               3.86

Deficiency........................  $    (2,797)           -           -                 -                    -                  -
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